EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
July 16, 2009
4:00 pm ET

Operator:	Good day and welcome, ladies and gentlemen, to the Rurban Financial Corp.’s Second Quarter 2009 Earnings conference call and webcast.

At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. We will open the conference up to the investment community for questions and answers following the presentation.

I would now like to turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead, Valda.

Valda Colbart:
Good afternoon everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available at our Web site, www.rurbanfinancial.net, until August 6, 2009.

Joining me today is Ken Joyce, Duane Sinn, Mark Klein, and Hank Thiemann.

Before we get started, I'd like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban's anticipated future performance are forward-looking, and therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements. These risks and uncertainties include but are not limited to risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions, or capital market conditions, and other factors set forth in the company's filings with the Securities and Exchange Commissions.

I will now turn the call over to Ken Joyce, President and CEO of Rurban Financial Corp. Ken…

Ken Joyce:	Hello. Well thank you, Valda. And welcome to the Second Quarter 2009 webcast.

Joining me today in presenting are Mark Klein, President and CEO of The State Bank and Trust Company, Hank Thiemann, President of RDSI Banking Systems, our Data and Item Processing business segment, and Duane Sinn, our Chief Financial Officer.

Rurban reported second quarter 2009 earnings of $1 million and core operating earnings before one-time charges of $1.29 million. This compares with earnings of $1.36 million for the year-ago quarter. We incurred a number of one-time charges for the current quarter, both as pluses and minuses. We'll discuss them in more detail further on, but the most significant were a reserve build of $500,000 in addition to the $300,000 budgeted as our normal reserve, and FDIC special assessment of $300,000.

We also incurred professional fees of $190,000 for the quarter associated with the anticipated merger of New Core Banking Systems that was announced in April of this year.

Recovery of previously recorded impairment of mortgage servicing rights was $125,000. And we had gain on sale of securities as a part of our portfolio restructuring plan that amounted to $424,000.

I will begin by addressing some of the key issues relative to The State Bank and Trust Company, and Mark Klein, the Bank’s CEO, will give additional detail behind our progress and plans.

Probably the primary issue on everyone's mind when looking at bank performance in this environment is the asset quality trends and relative magnitude. I'll spend a couple of minutes here, addressing that issue as we are very satisfied with core bank earnings, interest rate margin, loan and deposit growth, and expense control, as both Mark and Duane Sinn will discuss in further detail here.

Our non-performing assets increased by 15 basis points, moving from 1.59 percent of assets to 1.74 percent. We also added approximately $800,000 to our loan loss provision in what we view as appropriate reserving for potential losses.

We actually increased reserves on four specific credits by $1.1 million, which was partially offset by improvement in the overall portfolio, and several specific credits which improved, resulting less reserving. Our consistent approach is to aggressively reserve any loans which we believe have identified loss potential.

While our reserves are increasing, we have not taken any significant charge-off, as our year-to-date charge-offs are $442,000, or 20 basis points on total loans. We see some additional charge-offs in the third and fourth quarter flowing from our additional reserving, but none of the recently reserve loan relationships have deteriorated to the point of actual losses for this quarter. We will obviously be watching the asset quality carefully, but at this time, we did not see losses that are beyond our additional reserves.

It should also be noted that our real estate acquisition and development loans are very limited. We have about $2.7 million in total, and 50 percent of those are currently non-performing, and adequately reserved. Therefore, that particular problem area that's plaguing many banks is not a significant risk to us.

Problem assets, unless poorly written -- underwritten, are a function of a problematic economy. As all sectors become impacted by lower sales on employment and decreased cash flows. While our economy suffers, we will continue to be impacted. We relate to this party and we are not as severely impacted as most, but banks that lend will be affected.

The good news here is that there may be a bottoming at this time, as we view one important asset quality metric, and that is delinquency. Our delinquency has declined for five straight months now, and is currently at 2.49 percent, which obviously also includes all of our non-performing loans. This delinquency rate is well below the national average and Ohio average, and may signal some bottoming subject to the economy worsening - worsening significantly.

I will now turn this webcast over to Mark Klein, President and CEO of The State Bank and Trust Company. Mark will give you specifics on our banking progress, strategic implementation, and our tactical efforts to grow the banking franchise and increase profitability.

Mark Klein:	Thank you, Ken, and good afternoon.

I am pleased to report our net income for the banking segment for the quarter was $1.05 million, up $185,000, or 21.4 percent over the $863,000 net income reported for the linked-quarter. However, we were $169,000 below the prior year, same quarter net income of $1.22 million. Net income for the first half of 2009 was $1.91 million, compared to the first half of 2008 net income of $2.13 million.

The year-over-year decline was primarily due to additional loan loss provision, the special FDIC insurance assessment, and lower fees as a result of a reduction in our managed asset base at Reliance Financial Services, all offset, in part, by strong referral results, residential and agricultural loan sale gains, retail banking expansion, a gain on sale from our portfolio restructuring, and operating efficiency measures.

Maintaining asset quality through prudent underwriting and regimented loan reviews continues to be a key strategy as The State Bank and Trust Company. As Ken mentioned, total past due loans at quarter-end were 2.49 percent. However, 2.16 percent of those past due loans are represented by non-performing loans. With the systemic, prolonged economic slump, has come additional stress on several larger commercial credits, as Ken mentioned. A part of our response is to bolster our loan loss reserve to 1.29 percent, from 1.21 percent at March 31, 2009.

Net income for the quarter was affected by a number of one-time items. As with all insured institutions, we too, recognize an FDIC assessment this quarter of $300,000. That was offset with a $420,000 gain on sale securities, and like the last two quarters, non-performing income, non-interest income from a fairly robust residential real estate market in Northwest Ohio, Northeast Indiana, as well as Central Ohio. In fact, residential loan sale gains for the first half of 2008 equaled $173,000, or as the gains for the first half of 2009, were $871,000.

Clearly, our commitment to residential real estate lending has produced significant support for overall bank net income. Given the state of the economy and the resulting decline in individual investable balances, our trust division, Reliance Financial Services, continues to experience limited organic growth affecting our net income.

Reliance Financial Services net income for the first half of 2009 was $135,000, versus $391,000 for the same period last year. While a significant change in net income, this change is representative of the overall equity market contraction. However, we remain steadfast and committed to this wealth management strategy.

Loan balances were $441.2 million at quarter-end, up from $404.4 million for the year-ago quarter, and up from the $434.1 million reported in the first quarter of 2009. During the second quarter, commercial loans have experienced growth of $2.64 million, while residential loans have declined approximately $3.81 million as a direct result of refinancing portfolio balances into saleable residential loans. Meanwhile, consumer loans have increased approximately $740,000.

Our growth in the midst of significant industry contraction and consolidation is a direct result of our aggressive client and prospect calling efforts.

A result we have emphasized the several years, and one that continues to gain traction, is interdepartmental referrals. Total referrals for 2008 numbered 1,331, with nearly 400 closed. This year we have managed to post over 1,366 interdepartmental referrals, with 565 closed, eclipsing all of 2008. These referrals represent over $50 million in new loan production, $1.3 million in deposits, and $1.7 million in trust assets. Clearly, working interdependently is paying dividends.

Mortgage lending continues to be a bright spot in our banking operation. Production of residential loans for the first two quarters of 2009 totaled $144.5 million, $85.8 million from Northwest Ohio and Northeast Indiana, and $58.7 million from Central Ohio. This is in sharp contrast to the $30 million in loan volume we produced for the first two quarters of 2008, all of which came from Northwest Ohio and Northeast Indiana.

Consequently, this increased volume has enabled us to expand our servicing portfolio from $59.4 million in 2008, to over $158.2 million today. Our strategy of acquiring high producers in Northwest Ohio and Northeast Indiana, as well as our new expansion with seasoned talent in Central Ohio, is working well.

As our prior quarters, electronic banking and core deposits continue to be front and center for retail delivery strategies. Proactive cross-selling propelled our electronic banking users from 14,868 in June of '08, to over 20,000 a day for an increase of 36 percent. Likewise, for the same period, total electronic banking transactions increased 31.5 percent, to over 185,000 transactions.

Providing the impetus for our electronic banking penetration is active promotion of our low cost demand deposit account, a strategy we have employed since the first quarter of 2007. Hence, while we have increased our demand deposit accounts from $48.1 million at June 30, 2008, to $55 million at June 30, 2009, we have also expanded our core deposits from $202.3 million at June 30, 2008, to $255.6 million at June 30, 2009, or a 26.4 percent increase, including the Montpelier acquisition.

The past, and current, liability-sensitive nature of our balance sheet, coupled with our acquisition of lower cost core deposits, propelled this improvement in our net interest margin. Duane Sinn, our CFO, will cover this improvement in more detail.

In an effort to continue to improve our efficiency, we recently elected to close two of our smaller offices -- one in the Village of Ney, Ohio and one in the Village of Montpelier, Ohio. The closed Montpelier office clientele are being serviced by a nearby State Bank office in the same town. However, our Ney clients are now being welcomed at that nearby Bryan and Defiance offices.

We continue with our strategic goal of significantly improving our efficiency ratio.

In summary, we continue to be encouraged with our overall first half results for 2009. Our loan portfolio has remained relatively sound in the face of economic turmoil. Retail banking continues to show signs of success. Our efficiency ratio is being addressed, and our residential real estate production has increased nearly five-fold on an annualized basis when comparing 2008 to year-to-date 2009.

Ken, back to you.

Ken Joyce:	All right. Well thank you, Mark. And congratulations on your continuing success in the banking segment, despite these economic headwinds we're facing.

We'll now turn our attention to RDSI and the rapidly changing landscape in that sector.

In April, following the end of the first quarter announcements, we've made a major announcement relative to RDSI. We entered a partnership with New Core Banking Systems to offer its Single Source™ core banking product. This is an exclusive offering arrangement, whereby RDSI will be the only company installing and supporting this New Core system. It is difficult to express the excitement and advantages of this New Core system, which we believe will be the first new banking core product brought to the market in 17 years.

The design of the system is unique and it uses the latest programming languages and Microsoft.NET technology, as opposed to the old programming and structural approaches of the legacy systems that are now over 30 years old.

The unique also uses embedded systems, meaning that the ultimate design approach is a single relational database using applications that are rule-based that look into the database, process the required information, and put the data back into the database.

The result is a real-time system, a simpler system, and a system that can be delivered at a lower cost. There is currently one bank running this system and we will be installing it in our bank in the fourth quarter of 2009.

We subsequently issued a Form 8-K that described a lawsuit filed in May against RDSI by Fiserv and ITI, the supplier of our current data processing software, where they were seeking to cancel our processing licenses. It's worth noting that we were not the only target of Fiserv's lawsuit, as they initiated a similar suit against Fidelity National Information Services, relative to their use of their ITI licenses.

Following initiation of the lawsuit, we began negotiations with Fiserv, delayed our planned countersuit, and mutually agreed to stay the lawsuit while we negotiated a mutually agreeable solution. We expect to have that agreement completed soon. The expected results will be termination of our licensing arrangement with Fiserv as of midnight on December 31, 2010, approximately 18 months.

We have notified our current -- our client banks of the basic elements of this pending agreement, as has Fiserv. We have begun the process of introducing the Single Source™ system to the RDSI client base. RDSI expects to complete conversion of its client banks to the new Single Source™ system during the course of 2010. We would expect to lose some banks to Fiserv products, add new banks, and begin exclusive -- exclusively processing the Single Source™ in 2011.

Assuming that we are able to bring over a good number of our client banks to Single Source™, this will represent a tremendous start for a new core system. We have very aggressive goals for the Single Source™ product, as it offers the innovation and cost advantages to make the product very desirable to our client banks.

In the Plan of Merger Agreement with New Core Banking Systems, we targeted a spinoff of RDSI, and the merger with New Core to occur between the last quarter of 2009 and the last quarter of 2010. Under the planned spin-off, existing shareholders of Rurban will continue holding their Rurban stock, and will receive shares in the independent RDSI.

We are just in the planning stages of spin-off plans, so there are many issues yet to be worked through, including necessary regulatory approvals and registration with the SEC. We will keep our shareholders informed of this process and events as they move forward.

I'll now turn the webcast over to Hank Thiemann, President of RDSI, to discuss the plans and actions of RDSI as we begin this new phase for the company. Hank…

Hank Thiemann:	Thank you, Ken, and good afternoon.

RDSI's second quarter was both successful and eventful.

Three new banks were added to our roster of clients, bringing the total of data process clients to 76. These three new clients are located in Ohio, Illinois, and Nebraska. Including our item processing customers, our total client count is now 117 banking organizations, in 11 states.

Our second quarter net income was $609,000, compared to first quarter net income of $768,000, and the year-ago quarter of $640,000. These differences are primarily a result of one-time fee income in past quarters, such as year-end processing fees recorded in the first quarter of 2009. Our progress is resulting from controlling expenses prudently and experiencing revenue growth in a number of areas.

As part of our continuing close attention to our client banks needs, during the second quarter we conducted five regional Users conferences. As always, these were well received and appreciated by our customers.

As Ken mentioned, in the second quarter we finalized our agreement with New Core Banking Systems to initially provide sales, installation and support services for its Single Source™ core processing product.

The next phase, future merger of New Core Banking Systems into RDSI, will be contingent upon the spin-off of RDSI from Rurban Financial Corp., which will transform RDSI into a new organization in many ways. Internally, we've begun to focus on our merger planning, working closely with New Core staff and building our staff resources to prepare for converting our existing clients to Single Source™ and to convert other new banks across the country.

A number of our existing employees have been assigned to this initiative along with new hires, in order to focus on the accelerated Single Source™ roll out.

Our emphasis today is to provide New Core with installation expertise and to convert our client banks from Premier to Single Source™. Today, it's too early to know how many of our existing clients will convert, but results from several of our recent presentation meetings indicate a positive view. We are truly encouraged by our clients' reactions to this first-to-market, state-of-the-art core processing technology. It will change how banks process and use their data in the future.

Ken, back to you.

Ken Joyce:	All right. Well thank you, Hank. It's a very, very exciting phase for RDSI that's being entered into now and for the next year or so.

I'll now turn the webcast over to Duane Sinn, Rurban's Chief Financial Officer, who will discuss the financial information of our two business segments in greater detail, and give you some additional color on some key financial areas. Duane…

Duane Sinn:	Thank you, Ken. Good afternoon.

Our banking acquisitions over the past four years have allowed us to better position our balance sheet in the changing rate environment, as all these banking acquisitions provide a malleable, low cost core funding. We'll continue to leverage our balance sheet and the additional funding sources provided by the acquisition of the National Bank of Montpelier later this year, as we presently are building a sizeable loan pipeline within our Banking Segment.

Our story has been consistent over the past 12 months as we continue to manage our balance sheet toward asset sensitivity. Over the past 12 months we have successfully moved our one year maturity gap $40 million towards a more asset-sensitive position. We have moved from a negative gap to a slightly positive gap during the past one-year timeframe.

The sale of $12 million in mortgage-backed securities was a part of this restructuring. We have placed the proceeds of this sale under shorter-term maturity securities and anticipate a second move into funding additional loan growth. While this will negatively affect our margin in the short-term, this position is in anticipation that rates are more likely to rise over the next few years than fall, and prove the long-term profitability of the bank.

Total assets at June 30, 2009, were $661.5 million, a slight decrease from the $665.8 million reported at March 31, 2009. Loans increased $7.17 million, or 6.6 percent -- 6.6 percent, on an annualized basis during the second quarter of 2009. As has been the pattern over the past several years, our loan growth continues to be generated from our niche of lending to small commercial businesses.

We continue to see a steady loan pipeline within all of our markets and are benefiting from all of --- benefiting from many of the regional banks withdrawing from lending. Our loan pricing structure has continued to - to transition over the past 12 months as we move to three year or less re-pricing maturity with incentives for certain customers to move to prime-based pricing.

We also continue to focus on fee income on loans as this has helped improve our margin over the past couple of years. We will not --- while we have not experienced a large net increase in loan balances during the first half of 2009, we are encouraged, as we have processed approximately $9.5 million in payoffs of specific commercial loans and another $13.7 million in residential portfolio loans were refinanced and sold into the secondary market during the first six months of 2009.

We will continue to use our investment portfolio to create liquidity throughout 2009. As I mentioned, we sold approximately $12 million in investment securities to shorten our duration of assets and will be --- we will be deploying these funds into the loans at a comparable rate with a shorter duration.

We will continue to allocate conservable time managing the liability side of the balance sheet. These efforts have paid off as we reported a 21 percent increase in our net interest income over the 2008 second quarter. Certainly the acquisition provided a primary driver of this increase. However, we also successfully cleared the 4 percent hurdle for our bank net interest margin during the quarter.

Our efforts to reduce our cost of funds during the past declining market rates, included layering in some alternative FHLB funding at historically low rates, versus paying up on CDs, increasing the role of our Chief Deposit Officer and training our frontline sales staff, growing additional balances within our Private Client Group, the continued promotion of our High Performance Checking Account Program and moving it into our new Williams County market, and improving our cross-selling of products to our existing customer.

These efforts have increased total core deposit transactions accounts by $11.7 million, or 4.9 percent on an annualized basis during the past six months, while time deposits decreased deliberately by $22.9 million for the same period. A portion of these time deposit balances transitioned into the money market accounts, a portion we allowed to runoff.

During the first six months of 2009, we re-priced $69.7 million, or 30 p -- 32 percent of our total time deposits. This has resulted in a 63 basis points decrease in deposits costs during the first six months of 2009.

I will now spend a few minutes on the income statement and give additional details on the one-time times announced in our earnings release.

Net income for the second quarter was $1 million, or 20 cents per diluted share, compared to $1.36 million, or 28 cents per diluted share for the same quarter in 2008. As Ken stated, our core earnings were in the $1.29 million range, or 26 cents per diluted share.

The quarter included several one-time items. These items had a $290,000, or 6 cents per diluted share, a negative impact to the bottom line earnings. The largest item was the additional provision, which Ken and Mark both provided details on. The second largest item was special FDIC assessment, as we spent $300,000 just for the spec - special assessment. The FDIC will set the reserves in the fourth quarter of this year, and it is possible that we will see an additional special assessment later this year.

We also recorded at the Holding Company level, $190,000 in professional fees associated with the RDSI spin-off and the associated Fiserv litigation that has now stayed. The charge did not impact our bank earnings or our data processing earnings within our Banking Segment reported in our earnings release as we incurred these expenses at the Holding Company level.

The two positive items reported during the quarter was a gain on sale securities of $424,000 as we've previously discussed, and the $125,000 recovery of the previously recorded impairment on mortgage servicing rates. The recovery of the impairment charge is the result of higher mortgage interest rates.

A third-party independent valuation is completed each quarter and depending upon the direction of rates, this valuation could lead to increases or decreases in the impairment of this asset.

In wrapping up, we remain focused on finding the balance of investing in the future and also, gaining additional expense reductions as we move our banking segment to high performing institution. We realize to accomplish this we must reduce our efficiency ratio, which is a significant project for us in the second half of the 2009.

At this time, I'll turn the discussion back to Ken, to provide some closing comments and observations. Ken…

Ken Joyce:	Well thank you, Duane. I appreciate your discussion and follow-up on our financial status.

We will continue to be watchful of the economic factors that can impact our community and your Company. We remain confident that despite the economic challenges we face in the short-term, we will continue to take actions that will position our company for growth in both assets and earnings as the recession ends. We see great long-term potential on both the Banking Segment and the Data and Item Processing Segments of our business.

As a reminder, Rurban's board approved a quarterly dividend of 9 cents per share, that will be payable on August 21, 2009 to shareholders of record on August 7, 2009.

Valda, I'm turning the webcast back to you to determine if we have any questions from our investment community.

Valda Colbart:	Thank you, Ken.

It is now time for the question-and-answer session. If you are using a speakerphone, please pickup the handset before pressing any numbers and un-mute your phone. If you have a question, we would like you to press star 1 on your telephone. That's star 1 if you have a question. And if you have --- and if for some reason someone asks the question you would like to and you need to withdraw your question, press star 2. So again if you have a question, please press star 1 on your telephone. And we will take the questions in the order they are received. We'll standby for just a few moments.

Operator:	And we will take our first question from Ross Haberman with Haberman.

Ross Haberman:	How are you gentlemen?

Male:	Good, Ross. How about yourself?

Ross Haberman:	OK. Just a couple of quick questions for Duane.

Duane, um, if you carved out all those one - hopefully those one-time nonrecurring items, both positive and negative, what do you get on the bottom line for the quarterly results?

Duane Sinn:	Yah, it reduced earnings by roughly $290,000 for the quarter, Ross, at 6 cents a share.

Ross Haberman:
Okay. Thank you.  Ah, and, why don't you --- why don’t you attribute all of the RDSI expenses to that? Why run it through the Holding Company as opposed to, you know, attributed to that operating sub? And in their $608,000 for the, for the income for the quarter, were there one-time or nonrecurring items in that number?

Duane Sinn:
Well, ah, in the, in the core earnings, Ross, the $608,000 is a pretty straight ah clean number. Normally RDSI has a good first quarter. And so that's why it's down a little bit as the end-of-year processing in the first quarter but the second quarter was a pretty normal core earnings number.

As we move the question on the, ah, on the charges of $190,000, we obviously have been working on the strategic direction of RDSI and we're looking at that as, you know, a Rurban decision here as we spin that out. And so a good portion of that had to do with drafting of the agreement between RDSI and New Core. So I guess you could slice that in different ways, but the majority of that was due to the strategic decision to spin it out and, ah, eventually find a partner.

Ross Haberman:
Could you, ah, give a little more de – little more details about the spin-out or will Rurban's shareholders own what percentage of the total in terms of the combined companies or any sort of capitalization or anything like that?

Ken Joyce:	Ross, it's Ken.

Ross Haberman:	Hi, Ken. How are you?

Ken Joyce:	Good. How about yourself?

Ross Haberman:	Okay. Without getting your lawyers too upset, I should say, let's ((inaudible)) and say that, what kind of generalizations can you tell us?

Ken Joyce:
It's our intent to fundamentally spin-off, if you've got a share of Rurban, to end up with probably at least a 90 percent share of um, of the RDSI stock -- maybe 100 percent. It depends on what Rurban decides to ultimately hold, if any. So it'll be a spin-off.

So at the end of it, there won't be a lot of difference from a shareholders perspective. You'll have the share of Rurban, in which will be the bank, and you'll have a share of RDSI.

Ross Haberman:	Okay.

Ken Joyce:	RDSI is clearly the more speculative of the two. Um, you know, it has a very interesting future, and we think it's, um, pretty exciting.

Ross Haberman:	If I understand your description it's all going to, um, I guess come down or depend on how the banks want to adopt this new platform, is that correct?

Ken Joyce:
Well that’s kind of the first stage success factor in, in looking at this whole thing. Depending upon a number of banks that we're able to bring over to it, it'll be a very rapid introduction for a, a new core system. It takes a lot of courage to jump out and, and do a new core system.

So if we can get to the end of 2010 with some good number of banks, ah, and we're also going to be outselling that same product nationwide, ah, we think it's a very, very exciting potential for this company in the future.

Ross Haberman:
((inaudible)) again, if I were a small bank on your existing platform and you're coming to me to want to switch, what’s -- give me the top two or three benefits, you know, to cause me to want to switch over and go through the headaches and hassles of switching over my core system as opposed to saying, "The hell with you. I'm just going to go to Fiserv or Jack Henry," or someone else?

Ken Joyce:	I, I understand. Well Mark Klein is sitting here as our banker, he just pushed over a note and it says 25percent off.

Ross Haberman:	Twenty-five percent discounted in terms of cost? Well that's a start.

Ken Joyce:	Yes...

Ross Haberman:
But you know, I mean it's not just the cost. It's just, you know, getting everyone, you know, acclimated to understanding for this, this system. I mean it's, it’s the time and the effort. And, ah, you know, it's like bringing in, in any sort of new accounting system into any sort of business, there's ah, there’s an introductory period where just, you know, you throw havoc into the process, you know? And so until everyone is comfortable with it.

Ken Joyce:
Well, you're, you're absolutely right.  Now there's a, there's a number of things. This is what I would call a significantly different processing system. And it's, it's structure is quite different. The training time for people is going to be significantly less because you're going to be dealing with one system.

Now right now, we plug in multiple systems and try to integrate those to give a bank a consistent product. We're trying to coordinate and integrate probably anywhere from seven to ten databases for every bank that we process for.

Ultimately in this Single Source™ process, we're going to have hopefully just one database. If not, it'll be a very limited number.

So the training on it is going to be -- you're going to be looking at one system instead of having to shift through (now). That doesn't mean much as you're sitting here, but from the banks perspective, it's simpler system. It has a much easier training cycle and retraining people as you move them over, and since the system is ultimately going to be quite a bit simpler, we're also going to be offering the product for, we see it as, at least 25 percent less on the data processing expense than what we call the legacy systems.

So we're, we're pretty excited about the structure of the system, it's capabilities and ultimately the cost of operation.

Ross Haberman:	I guess the telltale sign will be -- and this is my last question -- is that is your bank going to adopt it as soon as you possibly can?

Ken Joyce:	Yes. We're going to be moving over to it in the fourth quarter of 2009.

Ross Haberman:	Okay, all right. Well I'd love to hear hear your expense – your experience through it. And I'll get back in queue. Thank you, guys.

Ken Joyce:	Yes. We'll be sharing that. Certainly.

Ross Haberman:	Okay.

Ken Joyce:	Okay.

Operator:	As a reminder, it is star 1 to ask a question.

Valda Colbart:	Well, Ken, that sounds like all we have from our investment community. I'll let you do a wrap-up.

Ken Joyce:	All right. Well thank you, Valda. It will be a fairly uncomplicated wrap-up.

We appreciate everyone calling in participating to the conference and your continuing attention to Rurban, and good afternoon everyone. Bye now.

Operator:	That does conclude today's conference. All parties may now disconnect.

END